Exhibit 99.1
Wrigley Announces Retirement of Surinder Kumar and Succession Plans for Chief Innovation Officer
CHICAGO, January 15, 2008 — Surinder Kumar, Chief Innovation Officer, will retire from the Wrigley Company on July 1, 2008, and Rob Peterson, currently Vice President — New Products and Packaging, will succeed him in this position.
Kumar joined Wrigley in 2000, and served as the Company’s first-ever Chief Innovation Officer.
“It’s been a privilege to work with Surinder for the past seven years,” noted Bill Wrigley, Jr., Executive Chairman and Chairman of the Board. “Back in 2000, Surinder was one of the first executives I recruited to be a part of our newly formed Executive Leadership Team. With his outstanding leadership skills and boundless energy and creativity, he built a world-class Innovation function and team here at Wrigley. We sincerely appreciate the lasting impact his contributions will have on our business and wish for him the very best in the future.”
“Surinder will leave behind a tremendous legacy at Wrigley,” added Bill Perez, President and CEO. “His presence and counsel will be missed. He empowered his team to take action, deliver results, and drive growth, which has been reflected in the Company’s strong business performance over the past seven years.”
Peterson has been part of the Wrigley Innovation Team since 2006. Prior to joining Wrigley, he led technical organizations at Pactiv, Newell Rubbermaid, and Procter & Gamble. He is being immediately promoted to the position of Vice President — Innovation, and will work closely with Kumar over the next six months to transition responsibilities. Peterson will assume the title of Vice President and Chief Innovation Officer, reporting directly to Bill Perez, upon Kumar’s retirement in July.
Commenting on Peterson’s appointment, Surinder Kumar stated, “Rob represents the optimal combination of business acumen, leadership skills, and technical capabilities necessary to take the Wrigley Innovation organization to even greater heights.”
About Wrigley
The Wm. Wrigley Jr. Company is a recognized leader in confections with a wide range of product offerings including gum, mints, hard and chewy candies, lollipops, and chocolate. The Company reported global sales of nearly $4.7 billion last year and distributes its world-famous brands in more than 180 countries. Three of these brands — Wrigley’s Spearmint®, Juicy Fruit, and Altoids — have heritages stretching back more than a century. Other well-loved brands include Doublemint, Life Savers®, Big Red®, Boomer®, Pim Pom®, Winterfresh, Extra, Freedent®, Hubba Bubba®, Orbit, Excel, Creme Savers, Eclipse, Airwaves®, Solano®, Sugus®, P.K.®, Cool Air® and 5TM.

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director — External Relations
Phone: (312) 645-4077